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                                                                    EXHIBIT 23.1

The Board of Directors
Cabletron Systems, Inc.:

We consent to the incorporation by reference of our reports dated March 28, 2000, except for the last three paragraphs of Note 3, as to which the date is May 23, 2000, relating to the consolidated balance sheets of Cabletron Systems, Inc. and subsidiaries as of February 29, 2000 and February 28, 1999, and the related consolidated statements of operations, stockholders' equity and cash flows and the related schedule for each of the years in the three-year period ended February 29, 2000, and to the reference to our Firm under the heading "Experts" in this Registration Statement on Form S-3.


KPMG LLP


Boston, MA
January 30, 2001